STATE STREET RESEARCH GROWTH TRUST

                      Amendment No. 3 to First Amended and
                         Restated Master Trust Agreement

                             INSTRUMENT OF AMENDMENT


     Pursuant to Article IV, Sections 4.1 and 4.2 and Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Growth Trust (the "Trust") dated February 5, 1993 ("Master Trust Agreement"), as heretofore amended, the following action is taken:

     1. The Master Trust Agreement is hereby amended to establish and designate additional series of shares to be known as State Street Research Concentrated International Fund and State Street Research Technology Fund, such series to have the relative rights and preferences set forth in
     Article IV, Section 4.2, subsection (a) through (l) of the Master Trust Agreement.

     2. Article VII, Section 7.2 of the Master Trust Agreement is deleted and replaced in its entirety with the following:

               "Section 7.2 Reorganization. The Trust, on behalf of any one or more Sub-Trust, may, either as the successor, survivor, or non-survivor, (1) consolidate or merge with one or more other trusts, sub-trusts, partnerships, limited liability companies, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, to form a consolidated or merged trust, sub-trust, partnership, limited liability company, association or corporation under the laws of which any one of the constituent entities is organized, with the Trust to be the survivor or non-survivor of such consolidation or merger or (2) transfer its assets to one or more other trusts, sub-trusts, partnerships, limited liability companies, associations or corporations organized under the laws of the Commonwealth of Massachusetts or any other state of the United States, or have one or more such trusts, sub-trusts, partnerships, limited liability companies, associations, or corporations transfer its assets to it, any such consolidation, merger or transfer to be upon such terms and conditions as are specified in any agreement and plan of reorganization authorized and approved by the Trustees and entered into by the Trust on behalf of one or more Sub-Trusts, as the case may be, in connection therewith. Any such consolidation, merger or transfer may be authorized by vote of a majority of the Trustees then in office without the approval of shareholders of any Sub-Trust; provided, however, that the approval by the affirmative vote of the
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          holders of a majority of the outstanding voting Shares, within the meaning of the 1940 Act, of State Street Research Growth Fund, shall be required to authorize a consolidation, merger or transfer involving such Sub-Trust."

This Amendment shall be effective as of June 1, 2000.

     IN WITNESS WHEREOF, the undersigned officer or assistant officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.




                                                           /s/ Darman A. Wing
                                                           ------------------
                                                           Darman A. Wing
                                                           Assistant Secretary